55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports Third Quarter Results

New York, NY, October 30, 2025 – S&P Global (NYSE: SPGI) today reported third quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported third-quarter 2025 revenue of $3.888 billion, an increase of 9% compared to the third quarter of 2024. Third quarter GAAP net income increased 21% to $1.176 billion and GAAP diluted earnings per share increased 24% to $3.86. Adjusted net income for the third quarter increased 19% to $1.442 billion and adjusted diluted earnings per share increased 22% to $4.73. Higher net income was driven primarily by strong growth in Ratings and Market Intelligence, on both a GAAP and adjusted basis.
In a release dated October 15, the Company announced an agreement to acquire With Intelligence for $1.8 billion. This acquisition is expected to accelerate the strong growth in Market Intelligence, and supplement the organic innovation behind the Company's private markets solutions across all divisions.
The Company remains committed to optimizing the business portfolio to enhance strategic alignment, pursue high-growth profitable initiatives, and create long-term customer and shareholder value. In a separate release dated October 10 the Company announced the completion of the sale of OSTTRA. The Company is also announcing the divestiture of its Enterprise Data Management (EDM) and thinkFolio businesses, both within the Market Intelligence division, and both expected to close in the coming months. The previously announced spin of the Mobility division into a separate public company remains on track.
The Company is also announcing the retirement of Commodity Insights Co-President, Mark Eramo. Dave Ernsberger, currently Co-President of Commodity Insights, will assume the role of sole President. Mr. Eramo will serve as a special advisor through a transition period.

•The Company reported quarterly revenue of $3.888 billion, increasing 9% year over year.

•GAAP operating margin increased 300 basis points and adjusted operating margin increased 330 basis points, driving 24% growth in GAAP diluted EPS and 22% growth in adjusted diluted EPS, respectively, year over year.

•Since July, the Company has returned $1.5 billion to shareholders through dividends and share repurchases. The Company expects to execute additional repurchases totaling $2.5 billion in the fourth quarter of 2025, following our Investor Day.

•The Company's full-year 2025 guidance now calls for revenue growth of 7% - 8%, GAAP diluted EPS in the range of $14.80 - $15.05, and adjusted diluted EPS in the range of $17.60 - $17.85.

"S&P Global delivered exceptional financial results in the third quarter, with accelerating revenue growth and significant margin expansion.
As we focus on deep customer engagement and truly innovative approaches to creating customer value, we're consistently hearing that S&P is the partner of choice for the world's leading institutions.
Our teams continued the rapid pace of organic innovation in the quarter, and the acquisition of With Intelligence will help us accelerate our growth in private markets. We're excited to share more at our Investor Day about how our benchmarks, differentiated data, and brands, and our multi-year strategy are expected to drive profitable revenue growth in the coming years."
Martina Cheung
President and CEO

Third Quarter 2025 Revenue

Third-quarter revenue increased 9% year over year, representing an increase of over $300 million. This increase was driven primarily by Ratings and Market Intelligence. Revenue from subscription products increased 6%.

(1) Total revenue includes the impact of inter-segment eliminations of $47M and $51M in 3Q '24 and 3Q '25, respectively.

Third Quarter 2025 Operating Profit, Expense, and Operating Margin

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s third-quarter reported operating profit margin increased by 300 basis points to 43.1%, and adjusted operating profit margin increased 330 basis points to 52.1%. Margin improvement on both a GAAP and adjusted basis was driven primarily by growth and margin expansion in the Company's Ratings and Market Intelligence divisions.

Third Quarter 2025 Diluted Earnings Per Share

	3Q '25	3Q '24	y/y change
GAAP Diluted EPS	$3.86	$3.11	24%
Adjusted Diluted EPS	$4.73	$3.89	22%

Third quarter GAAP diluted earnings per share increased 24% to $3.86 primarily due to a 21% increase in net income, and a 2% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 22% to $4.73 due to a 19% increase in adjusted net income and a 2% decrease in diluted shares outstanding. Currency positively impacted both GAAP and adjusted diluted EPS by $0.03. The largest non-core adjustment to earnings in the third quarter of 2025 was for deal-related amortization.

Since reporting 2Q25 results in July, the Company has returned approximately $1.5 billion to shareholders through dividends and share repurchases, which contributed to the 2% reduction in average diluted shares noted above.

Full-Year 2025 Outlook

	GAAP	Adjusted
Revenue growth	7% - 8%	7% - 8%
Corporate unallocated expense	$350 - $360 million	$200 - $210 million
Deal-related amortization	~$1.11 billion	~$1.11 billion
Operating profit margin	42.5% - 43%	50% - 50.5%
Operating profit margin, excluding OSTTRA	42% - 42.5%	49.5% - 50%
Interest expense, net	$305 - $315 million	$330 - $340 million
Tax rate	21.0% - 22.0%	21.5% - 22.5%
Diluted EPS	$14.80 - $15.05	$17.60 - $17.85
Capital expenditures	$180 - $190 million	$180 - $190 million

In addition to the above, the Company expects 2025 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, of $5.4 - $5.6 billion. The Company expects adjusted free cash flow, excluding certain items, of $5.6 - $5.8 billion. Both of these ranges are unchanged from prior guidance.

As a result of the stronger-than-expected results in the third quarter, and higher full-year expectations for revenue growth and profitability in multiple divisions, the Company is increasing the guidance ranges for Revenue growth, and GAAP and adjusted diluted EPS. Corporate unallocated expense is expected to be $65 million higher on a GAAP basis, compared to prior guidance in the range of $285 - $295 million. Corporate unallocated expense is expected to be $5 million lower on an adjusted basis, compared to prior guidance in the range of $205 - $215 million. As a result, the company is tightening the range for GAAP operating margin guidance from the prior range of 42.5% - 43.5%, and raising the guidance range for adjusted operating margin from the prior range of 48.5% - 49.5%.

The Company is raising guidance for GAAP diluted EPS from the previous range of $14.35 - $14.60 and raising guidance for adjusted diluted EPS from the previous range of $17.00 - $17.25. Other guidance metrics are unchanged from prior guidance.

GAAP and non-GAAP adjusted guidance include the impact of acquisitions and divestitures completed in 2024, and reflects the completion of the OSTTRA divestiture, as of October 10, 2025. Non-GAAP adjusted guidance excludes amortization of intangibles related to acquisitions.

As previously announced, the Board of Directors has authorized a quarterly cash dividend of $0.96.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the third quarter 2025 earnings results on a conference call scheduled for today, October 30, at 8:30 a.m. EDT. Additional information presented on the conference call, as well as the Company’s Supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings.

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Martina Cheung. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until November 30, 2025. U.S. participants may call (866) 361-4944; international participants may call +1 (203) 369-0192 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; organic revenue; organic constant currency revenue; cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; the Company’s cost structure, dividend policy, cash flows or liquidity; and the anticipated separation of S&P Global Mobility ("Mobility") into a standalone public company.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, restrictions on trade (e.g., tariffs), instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility (e.g., supply chain risk), natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), geopolitical uncertainty (including military conflict), and conditions that result from legislative, regulatory, trade and policy changes, including from the U.S. administration;
•the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the composition and mix of credit maturity profiles, the level of liquidity and future debt issuances, equity flows from active to passive, fluctuations in average asset prices in global equities, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
•the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
•the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
•the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
•the level of merger and acquisition activity in the United States and abroad;
•the level of the Company’s future cash flows and capital investments;
•the effect of competitive products (including those incorporating generative artificial intelligence ("AI")) and pricing, including the level of success of new product developments and global expansion;
•the impact of customer cost-cutting pressures;
•a decline in the demand for our products and services by our customers and other market participants;
•our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;
•our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
•our ability to successfully navigate key organizational changes, including among our executive leadership;
•the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
•the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
•the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
•consolidation of the Company’s customers, suppliers or competitors;
•the introduction of competing products or technologies by other companies;
•the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
•the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
•the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
•the impact of changes in applicable tax or accounting requirements on the Company;
•the separation of Mobility not being consummated within the anticipated time period or at all;
•the ability of the separation of Mobility to qualify for tax-free treatment for U.S. federal income tax purposes;
•any disruption to the Company’s business in connection with the proposed separation of Mobility;
•any loss of synergies from separating the businesses of Mobility and the Company that adversely impact the results of operations of both businesses, or the companies resulting from the separation of Mobility not realizing all of the expected benefits of the separation; and
•following the separation of Mobility, the combined value of the common stock of the two publicly-traded companies not being equal to or greater than the value of the Company’s common stock had the separation not occurred.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K, as supplemented by Item 1A, Risk Factors, in our most recently filed Quarterly Report on Form 10-Q.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations and Treasurer
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Chief Communications Officer
Tel: +1 (410) 382-3316
christina.twomey@spglobal.com

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Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and nine months ended September 30, 2025 and 2024
(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change

Revenue	$3,888	$3,575	9%	$11,420	$10,616	8%
Expenses	2,220	2,173	2%	6,647	6,397	4%
Gain on dispositions	—	(21)	N/M	(3)	(21)	(85)%
Equity in income on unconsolidated subsidiaries	(7)	(11)	(39)%	(28)	(31)	(6)%
Operating profit	1,675	1,434	17%	4,804	4,271	12%
Other income, net	(2)	2	N/M	(25)	(10)	N/M
Interest expense, net	79	72	10%	233	227	3%
Income before taxes on income	1,598	1,360	18%	4,596	4,054	13%
Provision for taxes on income	333	313	6%	1,000	854	17%
Net income	1,265	1,047	21%	3,596	3,200	12%
Less: net income attributable to noncontrolling interests	(89)	(76)	(16)%	(259)	(228)	(13)%
Net income attributable to S&P Global Inc.	$1,176	$971	21%	$3,337	$2,972	12%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.86	$3.12	24%	$10.91	$9.51	15%
Diluted	$3.86	$3.11	24%	$10.90	$9.50	15%

Weighted-average number of common shares outstanding:
Basic	304.3	311.2		305.8	312.6
Diluted	304.5	311.5		306.1	312.9

Actual shares outstanding at period end				303.4	310.3

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
September 30, 2025 and December 31, 2024
(dollars in millions)

(unaudited)	September 30,	December 31,
	2025	2024

Assets:
Cash, cash equivalents, and restricted cash	$1,672	$1,666
Other current assets	3,782	3,793
Assets held for sale	200	—
Total current assets	5,654	5,459
Property and equipment, net	270	265
Right of use assets	384	413
Goodwill and other intangible assets, net	50,730	51,473
Equity investments in unconsolidated subsidiaries	1,874	1,774
Other non-current assets	837	837
Total assets	$59,749	$60,221

Liabilities and Equity:
Short-term debt	$3	$4
Unearned revenue	3,627	3,694
Other current liabilities	2,128	2,694
Liabilities held for sale	45	—
Long-term debt	11,382	11,394
Lease liabilities — non-current	481	535
Deferred tax liability — non-current	3,031	3,397
Pension, other postretirement benefits and other non-current liabilities	1,354	995
Total liabilities	22,051	22,713
Redeemable noncontrolling interests	4,460	4,252
Total equity	33,238	33,256
Total liabilities and equity	$59,749	$60,221

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Nine months ended September 30, 2025 and 2024
(dollars in millions)

(unaudited)	2025	2024

Operating Activities:
Net income	$3,596	$3,200
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	79	70
Amortization of intangibles	803	803
Deferred income taxes	(287)	(271)
Stock-based compensation	167	177
Gain on dispositions	(3)	(21)
Other	232	21
Net changes in other operating assets and liabilities	(684)	(30)
Cash provided by operating activities	3,903	3,949

Investing Activities:
Capital expenditures	(149)	(91)
Acquisitions, net of cash acquired	(50)	(264)
Proceeds from dispositions, net	19	94
Changes in short-term investments	(52)	(1)
Cash used for investing activities	(232)	(262)

Financing Activities:
Payments on senior notes	(4)	(47)
Dividends paid to shareholders	(880)	(854)
Distributions to noncontrolling interest holders	(234)	(213)
Repurchase of treasury shares	(2,501)	(2,001)
Employee withholding tax on share-based payments, contingent consideration payments, excise tax payments on share repurchases and other	(109)	(165)
Cash used for financing activities	(3,728)	(3,280)
Effect of exchange rate changes on cash	63	(1)
Cash provided by (used for) continuing operations
Net change in cash, cash equivalents, and restricted cash	6	406
Cash, cash equivalents, and restricted cash at beginning of period	1,666	1,291
Cash, cash equivalents, and restricted cash at end of period	$1,672	$1,697

Exhibit 4

S&P Global
Operating Results by Segment
Three and nine months ended September 30, 2025 and 2024
(dollars in millions)

(unaudited)	Three Months			Nine Months
	Revenue			Revenue

	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$1,236	$1,162	6%	$3,653	$3,459	6%
Ratings	1,240	1,110	12%	3,537	3,307	7%
Commodity Insights	556	522	6%	1,722	1,597	8%
Mobility	445	412	8%	1,303	1,198	9%
Indices	462	416	11%	1,352	1,193	13%
Intersegment Elimination	(51)	(47)	(6)%	(147)	(138)	(7)%
Total revenue	$3,888	$3,575	9%	$11,420	$10,616	8%

	Expenses			Expenses
	2025	2024	% Change	2025	2024	% Change

Market Intelligence (a)	$959	$932	3%	$2,897	$2,810	3%
Ratings (b)	421	434	(3)%	1,246	1,227	2%
Commodity Insights (c)	321	311	3%	999	954	5%
Mobility (d)	328	315	4%	996	951	5%
Indices (e)	145	134	8%	411	377	9%
Corporate Unallocated expense (f)	97	73	33%	242	195	24%
Equity in Income on Unconsolidated Subsidiaries (g)	(7)	(11)	39%	(28)	(31)	6%
Intersegment Elimination	(51)	(47)	(6)%	(147)	(138)	(7)%
Total expenses	$2,213	$2,141	3%	$6,616	$6,345	4%

	Operating Profit			Operating Profit

	2025	2024	% Change	2025	2024	% Change
Market Intelligence (a)	$277	$230	20%	$756	$649	16%
Ratings (b)	819	676	21%	2,291	2,080	10%
Commodity Insights (c)	235	211	11%	723	643	13%
Mobility (d)	117	97	21%	307	247	24%
Indices (e)	317	282	12%	941	816	15%
Total reportable segments	1,765	1,496	18%	5,018	4,435	13%
Corporate Unallocated expense (f)	(97)	(73)	(33)%	(242)	(195)	(24)%
Equity in Income on Unconsolidated Subsidiaries (g)	7	11	(39)%	28	31	(6)%
Total operating profit	$1,675	$1,434	17%	$4,804	$4,271	12%

(a)    The three and nine months ended September 30, 2025 include employee severance charges of $11 million and $44 million, respectively, acquisition-related costs of $2 million and $12 million, respectively, disposition-related costs of $4 million and $6 million, respectively, and Executive Leadership Team transition costs of $1 million and $5 million, respectively. The nine months ended September 30, 2025 includes a gain on disposition of $3 million. The three and nine months ended September 30, 2024 include a gain on disposition of $21 million and IHS Markit merger costs of $10 million and $30 million, respectively. The nine months ended September 30, 2024 include employee severance charges of $35 million and a net acquisition-related benefit of $8 million. Additionally, amortization of intangibles from acquisitions of $146 million and $151 million is included for the three months ended September 30, 2025 and 2024 and $443 million and $439 million for the nine months ended September 30, 2025 and 2024, respectively.

Exhibit 4

(b)    The three and nine months ended September 30, 2025 include legal costs of $12 million and $39 million, respectively. The nine months ended September 30, 2025 include employee severance charges of $10 million. The three and nine months ended September 30, 2024 include a statutorily required bonus accrual adjustment of $6 million. The nine months ended September 30, 2024 include legal costs of $20 million and employee severance charges of $2 million. Additionally amortization of intangibles from acquisitions of $1 million and $2 million, respectively is included for the three months ended September 30, 2025 and 2024, and $5 million and $11 million for the nine months ended September 30, 2025 and 2024, respectively.
(c)    The nine months ended September 30, 2025 includes employee severance charges of $10 million. The three and nine months ended September 30, 2024 include employee severance charges of $4 million and IHS Markit merger costs of $2 million and $12 million, respectively. The nine months ended September 30, 2024 includes an asset write-off of $1 million and disposition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $32 million is included for the three months ended September 30, 2025 and 2024, and $98 million and $97 million for the nine months ended September 30, 2025 and 2024, respectively.
(d) The three and nine months ended September 30, 2025 include employee severance charges of $6 million and $11 million, respectively, Executive Leadership Team transition benefit of $4 million, legal settlement recovery of $3 million, and acquisition-related costs of $1 million. The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million and $2 million, respectively. The nine months ended September 30, 2024 include employee severance charges of $7 million and acquisition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $76 million is included for the three months ended September 30, 2025 and 2024, and $228 million and $227 million for the nine months ended September 30, 2025 and 2024, respectively.
(e)    The three and nine months ended September 30, 2025 include employee severance charges of $1 million and acquisition-related costs of $1 million. The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million and $4 million, respectively. The nine months ended September 30, 2024 include a loss on disposition of $1 million and employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for the three months ended September 30, 2025 and 2024 and $27 million for the nine months ended September 30, 2025 and 2024.
(f)    The three and nine months ended September 30, 2025 includes acquisition-related costs of $14 million and $24 million, respectively, Executive Leadership Team transition costs of $9 million and $22 million, respectively, lease impairments of $6 million and $14 million, respectively, employee severance charges of $5 million and $28 million, respectively, disposition-related costs of $4 million and $6 million, respectively, and legal costs of $1 million and $3 million, respectively. The nine months ended September 30, 2025 includes an asset write-off of $1 million. The three and nine months ended September 30, 2024 include IHS Markit merger costs of $16 million and $54 million, respectively, acquisition-related costs of $2 million and $10 million, respectively, and an asset write-off $1 million. The nine months ended September 30, 2024 includes disposition-related costs of $3 million, employee severance charges of $2 million, a gain on disposition of $2 million and recovery of lease-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended September 30, 2025 and 2024 and $2 million for the nine months ended September 30, 2025 and 2024.
(g)    Amortization of intangibles from acquisitions of $14 million is included for the three months ended September 30, 2025 and 2024, and $40 million and $42 million for the nine months ended September 30, 2025 and 2024, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and nine months ended September 30, 2025 and 2024
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		Three Months			Nine Months
		2025	2024	% Change	2025	2024	% Change

Market Intelligence	Expenses	$959	$932	3%	$2,897	$2,810	3%
	Non-GAAP adjustments (a)	(17)	10		(64)	(37)
	Deal-related amortization	(146)	(151)		(443)	(439)
	Adjusted expenses	$796	$791	1%	$2,390	$2,334	2%

Ratings	Expenses	$421	$434	(3)%	1,246	$1,227	2%
	Non-GAAP adjustments (b)	(12)	(6)		(49)	(28)
	Deal-related amortization	(1)	(2)		(5)	(11)
	Adjusted expenses	$408	$426	(4)%	$1,192	$1,188	—%

Commodity Insights	Expenses	$321	$311	3%	999	$954	5%
	Non-GAAP adjustments (c)	—	(7)		(10)	(18)
	Deal-related amortization	(32)	(32)		(98)	(97)
	Adjusted expenses	$289	$272	6%	$891	$839	6%

Mobility	Expenses	$328	$315	4%	$996	$951	5%
	Non-GAAP adjustments (d)	—	(1)		(5)	(10)
	Deal-related amortization	(76)	(76)		(228)	(227)
	Adjusted expenses	$252	$238	6%	$763	$714	7%

Indices	Expenses	$145	$134	8%	$411	$377	9%
	Non-GAAP adjustments (e)	(2)	(1)		(3)	(6)
	Deal-related amortization	(9)	(9)		(27)	(27)
	Adjusted expenses	$134	$124	7%	$381	$343	11%

Corporate Unallocated Expense	Corporate Unallocated expense	$97	$73	33%	$242	$195	24%
	Non-GAAP adjustments (f)	(40)	(20)		(99)	(66)
	Deal-related amortization	(1)	(1)		(2)	(2)
	Adjusted Corporate Unallocated expenses	$56	$53	5%	$141	$127	11%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$(7)	$(11)	39%	$(28)	$(31)	6%
	Deal-related amortization	(14)	(14)		(40)	(42)
	Adjusted equity in income on unconsolidated subsidiaries	$(21)	$(25)	17%	$(69)	$(73)	5%

Total SPGI	Expenses	$2,213	$2,141	3%	$6,616	$6,345	4%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)	(71)	(25)		(231)	(166)
	Deal-related amortization	(280)	(285)		(843)	(845)
	Adjusted expenses	$1,862	$1,831	2%	$5,542	$5,335	4%

Exhibit 5
Adjusted Operating Profit

(unaudited)		Three Months			Nine Months
		2025	2024	% Change	2025	2024	% Change

Market Intelligence	Operating profit	$277	$230	20%	$756	$649	16%
	Non-GAAP adjustments (a)	17	(10)		64	37
	Deal-related amortization	146	151		443	439
	Adjusted operating profit	$440	$371	18%	$1,263	$1,125	12%

Ratings	Operating profit	$819	$676	21%	$2,291	$2,080	10%
	Non-GAAP adjustments (b)	12	6		49	28
	Deal-related amortization	1	2		5	11
	Adjusted operating profit	$832	$684	22%	$2,345	$2,119	11%

Commodity Insights	Operating profit	$235	$211	11%	$723	$643	13%
	Non-GAAP adjustments (c)	—	7		10	18
	Deal-related amortization	32	32		98	97
	Adjusted operating profit	$267	$250	7%	$831	$758	10%

Mobility	Operating profit	$117	$97	21%	$307	$247	24%
	Non-GAAP adjustments (d)	—	1		5	10
	Deal-related amortization	76	76		228	227
	Adjusted operating profit	$193	$174	11%	$539	$484	11%

Indices	Operating profit	$317	$282	12%	$941	$816	15%
	Non-GAAP adjustments (e)	2	1		3	6
	Deal-related amortization	9	9		27	27
	Adjusted operating profit	$328	$292	12%	$971	$850	14%

Total Segments	Operating profit	$1,765	$1,496	18%	$5,018	$4,435	13%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	31	5		132	99
	Deal-related amortization	266	270		800	801
	Adjusted operating profit	$2,061	$1,771	16%	$5,950	$5,336	12%

Corporate Unallocated Expense	Corporate unallocated expense	$(97)	$(73)	(33)%	$(242)	$(195)	(24)%
	Non-GAAP adjustments (f)	40	20		99	66
	Deal-related amortization	1	1		2	2
	Adjusted corporate unallocated expense	$(56)	$(53)	(5)%	$(141)	$(127)	(11)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$7	$11	(39)%	$28	$31	(6)%
	Deal-related amortization	14	14		40	42
	Adjusted equity in income on unconsolidated subsidiaries	$21	$25	(17)%	$69	$73	(5)%

Total SPGI	Operating profit	$1,675	$1,434	17%	$4,804	$4,271	12%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f)	71	25		231	166
	Deal-related amortization	280	285		843	845
	Adjusted operating profit	$2,026	$1,744	16%	$5,878	$5,281	11%

Exhibit 5

Adjusted Interest Expense, Net

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change

Interest expense, net	$79	$72	10%	$233	$227	3%
Non-GAAP adjustments (g)	6	6		19	20
Adjusted interest expense, net	$85	$78	9%	$252	$247	2%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change

Provision for income taxes	$333	$313	6%	$1,000	$854	17%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h)	13	(6)		46	22
Deal-related amortization	66	70		205	206
Adjusted provision for income taxes	$412	$376	9%	$1,251	$1,082	16%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024		% Change

Adjusted operating profit	$2,026	$1,744	16%	$5,878	$5,281		11%
Other income, net	(2)	2		(25)	(10)
Adjusted interest expense, net	85	78		252	247
Adjusted income before taxes on income	$1,942	$1,663	17%	$5,650	$5,045		12%
Adjusted provision for income taxes	$412	$376		$1,251	$1,082
Effective tax rate	20.8%	23.0%		21.8%	21.1%
Adjusted effective tax rate [1]	21.2%	22.6%		22.1%	21.4%	`

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended September 30, 2025 and 2024 was 21.4% and 23.0%, respectively, and 22.4% and 21.8% for the nine months ended September 30, 2025 and 2024, respectively.

Exhibit 5
Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2025		2024		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported	$1,176	$3.86	$971	$3.11	21%	24%
Non-GAAP adjustments	52	0.17	25	0.08
Deal-related amortization	213	0.70	215	0.69
Adjusted	$1,442	$4.73	$1,210	$3.89	19%	22%

	Nine Months
Reported	$3,337	$10.90	$2,972	$9.50	12%	15%
Non-GAAP adjustments	165	0.54	124	0.40
Deal-related amortization	639	2.09	639	2.04
Adjusted	$4,141	$13.53	$3,735	$11.94	11%	13%

Note - Totals presented may not sum due to rounding.
Note - Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 22%, 66%, 42%, 26% and 69%, respectively, for the three months ended September 30, 2025. Operating profit margin for the Company was 43% for the three months ended September 30, 2025. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 36%, 67%, 48%, 43% and 71%, respectively, for the three months ended September 30, 2025. Adjusted operating profit margin for the Company was 52% for the three months ended September 30, 2025. Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 21%, 65%, 42%, 24% and 70%, respectively, for the nine months ended September 30, 2025. Operating profit margin for the Company was 42% for the nine months ended September 30, 2025. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 35%, 66%, 48%, 41% and 72%, respectively, for the nine months ended September 30, 2025. Adjusted operating profit margin for the Company was 51% for the nine months ended September 30, 2025. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and nine months ended September 30, 2025 include employee severance charges of $11 million ($8 million after-tax) and $44 million ($33 million after-tax), respectively, acquisition-related costs of $2 million ($1 million after-tax) and $12 million ($10 million after-tax), respectively, disposition-related costs of $4 million ($3 million after-tax) and $6 million ($5 million after-tax), respectively, and Executive Leadership Team transition costs of $1 million ($1 million after-tax) and $5 million ($3 million after-tax), respectively. The nine months ended September 30, 2025 includes a gain on disposition of $3 million ($2 million after-tax). The three and nine months ended September 30, 2024 include a gain on disposition of $21 million ($12 million after-tax) and IHS Markit merger costs of $10 million ($8 million after-tax) and $30 million ($22 million after-tax), respectively. The nine months ended September 30, 2024 include employee severance charges of $35 million ($26 million after-tax) and a net acquisition-related benefit of $8 million ($8 million after-tax).
(b)    The three and nine months ended September 30, 2025 include legal costs of $12 million ($9 million after-tax) and $39 million ($29 million after-tax) respectively. The nine months ended September 30, 2025 include employee severance charges of $10 million ($7 million after-tax). The three and nine months ended September 30, 2024 include a statutorily required bonus accrual adjustment of $6 million ($5 million after-tax). The nine months ended September 30, 2024 include legal costs of $20 million ($20 million after-tax) and employee severance charges of $2 million ($1 million after-tax).
(c)    The nine months ended September 30, 2025 includes employee severance charges of $10 million ($8 million after-tax). The three and nine months ended September 30, 2024 include employee severance charges of $4 million ($3 million after-tax) and IHS Markit merger costs of $2 million ($2 million after-tax) and $12 million ($9 million after-tax), respectively. The nine months ended September 30, 2024 include an asset write-off of $1 million ($1 million after-tax) and disposition-related costs of $1 million (less than $1 million after-tax).
(d)    The three and nine months ended September 30, 2025 include employee severance charges of $6 million ($4 million after-tax) and $11 million ($8 million after-tax), respectively, Executive Leadership Team transition benefit of $4 million ($3 million after-tax), legal settlement recovery of $3 million ($2 million after-tax), and acquisition-related costs of $1 million ($1 million after-tax). The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively. The nine months ended September 30, 2024 includes employee severance charges of $7 million ($5 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).

Exhibit 5
(e)    The three and nine months ended September 30, 2025 include employee severance charges of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax). The three and nine months ended September 30, 2024 include IHS Markit merger costs of $1 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively. The nine months ended September 30, 2024 include a loss on disposition of $1 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax).
(f)    The three and nine months ended September 30, 2025 include acquisition-related costs of $14 million ($12 million after-tax) and $24 million ($24 million after-tax), respectively, Executive Leadership Team transition costs of $9 million ($7 million after-tax) and $22 million ($17 million after-tax), respectively, lease impairments of $6 million ($5 million after-tax) and $14 million ($10 million after-tax), respectively, employee severance charges of $5 million ($4 million after-tax) and $28 million ($21 million after-tax), respectively, disposition-related costs of $4 million ($6 million after-tax) and $6 million ($5 million after-tax), respectively, and legal costs of $1 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The nine months ended September 30, 2025 includes an asset write off of $1 million ($1 million after-tax). The three and nine months ended September 30, 2024 include IHS Markit merger costs of $16 million ($12 million after-tax) and $54 million ($41 million after-tax), respectively, acquisition-related costs of $2 million ($3 million after-tax) and $10 million ($9 million after-tax), respectively, and an asset write-off of $1 million ($1 million after-tax). The nine months ended September 30, 2024 include disposition-related costs of $3 million ($2 million after-tax), employee severance charges of $2 million ($2 million after-tax), a gain on disposition of $2 million ($1 million after-tax) and recovery of lease-related costs of $1 million ($1 million after-tax).
(g) The three and nine months ended September 30, 2025 and 2024 include a premium amortization benefit of $6 million ($5 million after-tax) and $20 million ($15 million after-tax), respectively.
(h)    The three and nine months ended September 30, 2025 include a tax benefit of $1 million and $2 million, respectively due to annualized effective tax rate differences for GAAP. The three months ended September 30, 2024 include a tax reclass of $3 million associated with a disposition and a tax expense of $1 million due to annualized effective tax rate differences for GAAP. The nine months ended September 30, 2024 include a tax expense of $5 million associated with IHS Markit prior to acquisition.

Exhibit 6
S&P Global
Revenue Information
Three and nine months ended September 30, 2025 and 2024
(dollars in millions)
Revenue by Type

(unaudited)	Three Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$1,035	$981	5%	$43	$39	13%	$—	$—	N/M
Ratings	—	—	N/M	668	597	12%	572	513	12%
Commodity Insights	507	478	6%	18	18	(1)%	—	—	N/M
Mobility	362	331	9%	83	81	2%	—	—	N/M
Indices	82	74	10%	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(51)	(47)	(6)%
Total revenue	$1,986	$1,864	6%	$812	$735	11%	$521	$466	12%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$158	$142	11%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	31	26	19%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	303	266	14%	77	76	1%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$303	$266	14%	$108	$102	6%	$158	$142	11%

	Nine Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$3,045	$2,893	5%	$141	$136	4%	$—	$—	N/M
Ratings	—	—	N/M	1,885	1,804	4%	1,652	1,503	10%
Commodity Insights	1,493	1,387	8%	139	133	5%	—	—	N/M
Mobility	1,062	966	10%	241	232	4%	—	—	N/M
Indices	237	218	9%	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(147)	(138)	(7)%
Total revenue	$5,837	$5,464	7%	$2,406	$2,305	4%	$1,505	$1,365	10%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$467	$430	8%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	90	77	17%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	876	756	16%	239	219	9%	—	—	N/M
Total revenue	$876	$756	16%	$329	$296	11%	$467	$430	8%

f
N/M - Represents a change equal to or in excess of 100% or not meaningful

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.

Exhibit 6
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at Crisil. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and nine months ended September 30, 2025 and 2024
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	Three Months		Nine Months
	2025	2024	2025	2024
Cash provided by operating activities	$1,505	$1,445	$3,903	$3,949
Capital expenditures	(46)	(35)	(149)	(91)
Distributions to noncontrolling interest holders	(66)	(80)	(234)	(213)
Free cash flow	$1,393	$1,330	$3,520	$3,645
Employee severance charges	37	—	136	—
IHS Markit merger costs	6	69	28	311
Executive Leadership Team transition costs	1	—	12	—
Acquisition-related prepayment	48	—	48	—
Payment of legal costs	20	20	20	20
Tax gain on sale from divestitures	—	3	—	3
Adjusted free cash flow excluding certain items	$1,505	$1,422	$3,764	$3,979

S&P Global Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change
Total revenue	$3,888	$3,575	9%	$11,420	$10,616	8%
Market Intelligence acquisitions and divestitures	—	(15)		(48)	(79)
Commodity Insights acquisition	—	—		(2)	(2)
Indices divestiture	—	—		—	(1)
Total organic revenue	$3,888	$3,560	9%	$11,370	$10,534	8%
Fx impact (favorable)	18	—		19	—
Organic revenue constant currency basis	$3,870	$3,560	9%	$11,351	$10,534	8%

Market Intelligence Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change
Market Intelligence revenue	$1,236	$1,162	6%	$3,653	$3,459	6%
Acquisitions and divestitures	—	(15)		(48)	(79)
Organic revenue	$1,236	$1,147	8%	$3,605	$3,380	7%
Fx impact (favorable)	2	—		4	—
Organic revenue constant currency basis	$1,234	$1,147	8%	$3,601	$3,380	7%

Ratings Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change
Ratings revenue	$1,240	$1,110	12%	$3,537	$3,307	7%
Fx impact (favorable)	14	—		18	—
Organic revenue constant currency basis	$1,226	$1,110	10%	$3,519	$3,307	6%

Exhibit 7
Commodity Insights Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change
Commodity Insights revenue	$556	$522	6%	$1,722	$1,597	8%
Acquisition	—	—		(2)	(2)
Organic revenue	$556	$522	6%	$1,720	$1,595	8%
Fx impact (unfavorable)	—	—		(1)	—
Organic revenue constant currency basis	$556	$522	6%	$1,721	$1,595	8%

Mobility Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change
Mobility revenue	$445	$412	8%	$1,303	$1,198	9%
Fx impact (unfavorable)	—	—		(3)	—
Organic revenue constant currency basis	$445	$412	8%	$1,306	$1,198	9%

Indices Organic, Constant Currency Revenue

(unaudited)	Three Months			Nine Months
	2025	2024	% Change	2025	2024	% Change
Indices revenue	$462	$416	11%	$1,352	$1,193	13%
Divestiture	—	—		—	(1)
Organic revenue	462	416	11%	1,352	1,192	13%
Fx impact (favorable)	1	—		1	—
Organic revenue constant currency basis	$461	$416	11%	$1,351	$1,192	13%

Note - The impact of foreign exchange rates refers to constant currency comparisons estimated by recalculating current year results of foreign operations using the average exchange rate from the prior year.

Exhibit 8
S&P Global
 Non-GAAP Guidance
Reconciliation of 2025 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$14.80	$15.05
Deal-related amortization	2.72	2.72
Gain on sale of OSTTRA	(0.59)	(0.59)
Premium amortization benefit	(0.06)	(0.06)
Tax rate and other	0.73	0.73
Non-GAAP adjusted diluted EPS	$17.60	$17.85